Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

PGT, INC.

[●] Shares of Common Stock
Offered Pursuant to Rights Distributed to Record Stockholders of
PGT, Inc.

                  , 2010

To Our Clients:

Enclosed for your consideration are the Prospectus, dated [●], 2010 (the “Prospectus”), and the Instructions for Use of PGT, Inc. Subscription Rights Certificates relating to the offering (the “Rights Offering”) by PGT, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock, at the close of business on February 8 , 2010 (the “Record Date”).  The Rights are described in the Company’s Prospectus.

In the Rights Offering, the Company is offering an aggregate of [●] shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus.  The Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on March 12 , 2010, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for every  1.75 shares of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $ 1.50 per share (the “Subscription Price”).  Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering.  Fractional Rights will be rounded down to the nearest whole number.  As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 571 Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase 571 shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.

In addition, each holder of Rights who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $ 1.50 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of 5:00 p.m., Eastern Time, on the Expiration Date (the “Excess Shares”).  “Pro rata” means in proportion to the number of shares of Common Stock that all holders of Rights who have fully exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege.  Each holder of Rights may exercise his Over-Subscription Privilege only if he exercised his Rights under the Basic Subscription Privilege in full and other holders of Rights do not exercise their Rights under the Basic Subscription Privilege in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges.  For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege.  See “The Rights Offering—Subscription Privileges” in the Prospectus.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).  Rights may not be sold, transferred or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.  Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering.  The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date.  Once you have exercised your Rights under the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Ownership Election must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Time, on March 11 , 2010, the last business day prior to the scheduled expiration date of the Rights Offering of March 12 , 2010 (which may be extended by the Company in its sole discretion).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED , THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (888) 750-5834 .  BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 750-5833 .

FORM OF BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock of PGT, Inc. (the “Company”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., Eastern Time, on March 11 , 2010, the last business day prior to the scheduled expiration date of the Rights Offering of March 12 , 2010 (which may be extended by the Company in its sole discretion).

This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of PGT, Inc. Subscription Rights Certificates.”

Box 1.  ☐  Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2.  ☐  Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

The number of Rights for which the undersigned gives instructions for exercise under the Basic Subscription Privilege should not exceed the number of Rights that the undersigned is entitled to exercise.

	Number of Shares	Per Share Subscription Price	Payment
Basic Subscription Privilege:	x	$ 1.50 =	$ (Line 1)
Over-Subscription Privilege:	x	$ 1.50 =	$ (Line 2)
	Total Payment Required		$ (Sum of
Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3.  ☐  Payment in the following amount is enclosed $__________________.

Box 4.  ☐  Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date: __________, 2010